Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 2-73997, 2-75629, 2-78133, 2-80841, 2-89659, 33-19952, 33-24595, 33-41602, 333-41343, 333-63709, and 333-111224) of SEI Investments Company of our report dated March 16, 2006 relating to the financial statements of LSV Asset Management, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 16, 2006